Exhibit 99.1

Polaris Third Quarter 2021 Earnings Results

Financial and Operational Highlights

Third quarter reported and adjusted sales increased slightly to $1,960 million

Third quarter reported net income was $1.84 per share; adjusted net income for the same period was $1.98 per share

Market share improved during the quarter for ORV and Snowmobiles

Expanded and strengthened the ORV product portfolio with fifteen new vehicles introduced during the quarter

Gross profit margin, reported and adjusted, for the third quarter was 23.8% and 23.9%, down 359 and 362 basis points over the prior year, respectively. The decrease was primarily due to increased input costs including logistics, labor and commodity prices, as well as supply chain constraints, partially offset by increased pricing and lower promotional costs

North American retail sales decreased 24% for the quarter driven by the lack of product availability due to supply chain constraints

GEM and Taylor-Dunn expected to be divested by year-end

Polaris lowered its full year 2021 adjusted earnings and sales guidance given the supply chain constraints and now expects to earn approximately $9.00 per diluted share with adjusted sales now expected to be up approximately 16% over the prior year

MINNEAPOLIS--(BUSINESS WIRE)--October 26, 2021--Polaris Inc. (NYSE: PII):

Key Financial Data

(in millions, except per share data)
INCOME STATEMENT - Q3 September 30, 2021	Reported	YOY % Chg.	Adjusted*	YOY % Chg.
Sales	$1,959.5	0%	$1,959.5	0%
Net income attributable to Polaris	$114.6	(31)%	$123.4	(31)%
Diluted EPS	$1.84	(31)%	$1.98	(31)%

BALANCE SHEET - September 30, 2021	Reported	YOY % Chg.
Cash and cash equivalents	$316.5	(61)%
Inventories, net	$1,773.6	46%
Total debt, finance lease obligations and notes payable	$1,523.3	(18)%
Shareholders' equity	$1,211.8	28%

CASH FLOW - YTD Q3 September 30, 2021	Reported	YOY % Chg.
Net cash provided by operating activities	$153.4	(77)%
Purchase of property & equipment	$199.3	51%
Repurchase and retirement of common shares	$411.3	NM
Cash dividends to shareholders	$115.2	1%

NM = Not meaningful

*Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP / non-GAAP measures can be found at the end of this release.

CEO Commentary

Throughout the third quarter, the Polaris team displayed a high level of flexibility and demonstrated their commitment to delivering industry-leading products to our dealers and customers as quickly as possible. Retail sales were impacted by the substantial deterioration of the supply chain permeating the global economy, but continued interest and demand from existing riders and new customers advanced our market position, further illustrating Polaris’ role as the global leader in Powersports. Despite total Company sales being flat for the quarter due to component shortages, we gained ORV share for the 4th straight quarter against the backdrop of a very difficult supply chain environment. We expect the supply chain will remain volatile into 2022, but with this team’s tenacity, our strong brands, future product plans, and focused execution, I am excited by what the future holds for Polaris.

-- Mike Speetzen, Chief Executive Officer of Polaris Inc.

Third Quarter Performance Summary (Reported)

(in millions, except per share data)	Three months ended September 30,
	2021	2020	Change
Sales	$1,959.5	$1,954.6	0%
Gross profit	465.6	534.6	(13)%
% of Sales	23.8%	27.3%	-359 bpts
Total operating expenses	321.6	313.3	3%
% of Sales	16.4%	16.0%	+38 bpts
Income from financial services	11.3	18.1	(38)%
% of Sales	0.6%	0.9%	-35 bpts
Operating income	155.3	239.4	(35)%
% of Sales	7.9%	12.2%	-432 bpts
Net income attributable to Polaris	114.6	166.8	(31)%
% of Sales	5.9%	8.5%	-269 bpts
Diluted net income per share	$1.84	$2.66	(31)%

Polaris Inc. (NYSE: PII) (the "Company") today released third quarter 2021 results with reported sales of $1,960 million, up $5 million from reported sales of $1,955 million for the third quarter of 2020. The Company reported third quarter 2021 net income of $115 million, or $1.84 per diluted share, compared with net income of $167 million, or $2.66 per diluted share, for the 2020 third quarter. Adjusted net income for the quarter ended September 30, 2021 was $123 million, or $1.98 per diluted share compared to $179 million, or $2.85 per diluted share in the 2020 third quarter.

The Company continues to experience substantial retail demand requiring little promotional assistance, which has been negatively impacted by ongoing supply chain constraints and components shortages leading to lower dealer inventory and shipments.

Gross profit decreased 13 percent to $466 million for the third quarter of 2021 from $535 million in the third quarter of 2020. Reported gross profit margin was 23.8 percent of sales for the third quarter of 2021, down 359 basis points compared to 27.3 percent of sales for the third quarter of 2020. The decrease in gross profit was driven primarily by higher input costs including logistics, components and commodity prices, as well as plant inefficiencies related to supply-chain constraints, partially offset by increased pricing and lower promotional costs. Adjusted gross profit for the third quarter 2021 was $468 million, or 23.9 percent of adjusted sales, compared to the third quarter of 2020 adjusted gross profit of $537 million, or 27.5 percent of sales. Adjusted gross profit for the third quarter of 2021 and 2020 excludes the negative impact of approximately $2 million of restructuring and realignment costs in each period.

Operating expenses increased 3 percent for the third quarter of 2021 to $322 million from $313 million in the same period in 2020. Operating expenses increased slightly primarily due to an increase in research and development.

Income from financial services was $11 million for the third quarter of 2021, down 38 percent compared with $18 million for the third quarter of 2020. The decrease was due to lower retail financing income resulting from lower retail sales and lower penetration rates at our retail financing providers and a decrease in wholesale financing income due to lower dealer inventory levels.

Non-Operating Expenses (Reported)
(in millions)	Three months ended September 30,
	2021	2020	Change
Interest expense	$10.8	$17.3	(38)%
Other (income) expense, net	$0.1	$3.2	(97)%
Provision for income taxes	$29.6	$52.0	(43)%

NM = Not meaningful

Interest expense was $11 million for the third quarter of 2021 compared to $17 million for the same period last year primarily due to lower debt levels.

Other (income) expense, net, decreased $3 million in the third quarter of 2021. Other (income) expense is the result of currency exchange rate movements and the corresponding effects on currency transactions related to the Company’s international subsidiaries.

The provision for income taxes for the third quarter of 2021 was $30 million, or 20.5 percent of pretax income, compared with $52 million, or 23.7 percent of pretax income, for the third quarter of 2020. The decrease in the effective income tax rate is primarily due to favorable adjustments related to research and development credits recorded in the third quarter of 2021.

Product Segment Highlights (Reported)
(in millions)	Sales			Gross Profit
	Q3 2021	Q3 2020	Change	Q3 2021	Q3 2020	Change
Off-Road Vehicles / Snowmobiles	$1,208.3	$1,288.8	(6)%	$260.3	$377.8	(31)%
Motorcycles	$194.4	$166.9	16%	$17.8	$15.5	15%
Global Adjacent Markets	$146.5	$106.6	37%	$40.9	$31.5	30%
Aftermarket	$226.7	$237.2	(4)%	$60.1	$63.7	(6)%
Boats	$183.6	$155.1	18%	$41.2	$33.3	24%

Off-Road Vehicles (“ORV”) and Snowmobiles segment sales, including PG&A, totaled $1,208 million for the third quarter of 2021, down 6 percent compared to $1,289 million for the third quarter of 2020 driven by lower volumes due to supply chain constraints and related component shortages. PG&A sales for ORV and Snowmobiles combined increased six percent in the third quarter of 2021 compared to the third quarter last year. Gross profit decreased 31 percent to $260 million in the third quarter of 2021, compared to $378 million in the third quarter of 2020. Gross profit percentage decreased 777 basis points during the 2021 third quarter compared to the prior year due to higher input costs related to supply chain constraints more than offsetting increased pricing and lower promotional costs.

ORV wholegood sales for the third quarter of 2021 decreased six percent. Polaris North American ORV retail sales decreased mid-twenties percent for the quarter with side-by-side vehicles down mid-twenties percent and ATV vehicles down about twenty percent. The North American ORV industry was down high-twenties percent compared to the third quarter last year.

Snowmobile wholegood sales in the third quarter of 2021 were $28 million compared to $70 million in the third quarter last year. Snowmobile sales were impacted by the timing of shipments for the Company's pre-season snowmobile orders year-over-year and supply-chain disruptions.

Motorcycles segment sales, including PG&A, totaled $194 million, up 16 percent compared to the third quarter of 2020, driven by increased sales of Slingshot, Indian Motorcycles, and related PG&A. Gross profit for the third quarter of 2021 was $18 million, or 9.2 percent of sales, compared to $16 million, or 9.3 percent of sales, in the third quarter of 2020. The slight decrease in gross profit margin was driven by increased input costs from supply chain constraints partially offset by favorable product mix, increased pricing and lower promotions costs.

North American consumer retail sales for Indian Motorcycles decreased twelve percent during the third quarter of 2021 in a mid-to-heavy-weight two-wheel motorcycle industry that was down mid-single digits percent. North American consumer retail sales for Polaris' motorcycle segment, including both Indian Motorcycle and Slingshot, decreased mid-teens percent during the third quarter of 2021. North American consumer retail sales for the motorcycle industry including both two-wheel and three-wheel decreased mid-single digits percent during the third quarter of 2021. Indian and Slingshot market share losses were driven by a lack of product availability during the quarter driven by supply chain challenges.

Global Adjacent Markets segment sales, including PG&A, increased 37 percent to $147 million in the 2021 third quarter compared to $107 million in the 2020 third quarter driven by increases in demand in North America and EMEA. Gross profit increased 30 percent to $41 million or 27.9 percent of sales in the third quarter of 2021, compared to $32 million, or 29.7 percent of sales in the third quarter of 2020. Gross profit percentage decreased during the quarter primarily due to higher input costs related to supply chain constraints, offset somewhat by lower promotional and warranty costs.

Aftermarket segment sales of $227 million in the 2021 third quarter decreased 4 percent compared to $237 million in the 2020 third quarter. Transamerican Auto Parts (TAP) sales of $182 million in the third quarter of 2021 decreased six percent compared to $194 million in the third quarter of 2020. The Company's other aftermarket brands sales were up four percent compared to the third quarter of 2020. Gross profit decreased 6 percent to $60 million, or 26.5 percent of sales in the third quarter of 2021, compared to $64 million, or 26.9 percent of sales in the third quarter of 2020. Gross profit percentage declined during the quarter due to lower sales volumes and increased input costs, partially offset by increased pricing.

Boats segment sales increased 18 percent to $184 million in the 2021 third quarter compared to $155 million in the 2020 third quarter, driven by sales growth in the Bennington and Godfrey brands. Gross profit increased 24 percent to $41 million, or 22.4 percent of sales in the third quarter of 2021, compared to $33 million, or 21.5 percent of sales in the third quarter of 2020 due to increased pricing and positive product mix partially offset by higher input costs related to supply chain constraints.

Supplemental Segment Data:

Parts, Garments, and Accessories (“PG&A”) sales increased eight percent for the 2021 third quarter with all categories and business segments growing sales during the quarter.

International sales to customers outside of North America, including PG&A, totaled $246 million for the third quarter of 2021, up 21 percent from the same period in 2020. All regions and categories realized strong sales increases year over year.

Financial Position and Cash Flow
(in millions)	Nine months ended September 30,
	2021	2020	Change
Cash and cash equivalents	$316.5	$820.6	(61)%
Net cash provided by operating activities	$153.4	$675.7	(77)%
Repurchase and retirement of common shares	$411.3	$49.5	NM
Cash dividends to shareholders	$115.2	$114.2	1%
Total debt, finance lease obligations and notes payable	$1,523.3	$1,864.4	(18)%
Debt to Total Capital Ratio	56%	66%

NM = Not meaningful

2021 Business Outlook

Given the impact of supply chain constraints on production and shipments through the first nine months of the year and the expectations that those disruptions will not subside by year end, the Company is lowering its expected full year 2021 earnings guidance and now expects adjusted net income to finish around $9.00 per diluted share, compared with adjusted net income of $7.74 per diluted share for 2020. Full year 2021 sales guidance is now expected to be approximately $8.15 billion, up about 16 percent year-over-year.

Divestiture of Business

The Company expects to divest its Global Electric Motorcar (GEM) and Taylor-Dunn businesses by year-end. Full year 2020 total revenue was less than $100 million for both businesses, combined.

Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" sales, gross profit, income before taxes, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Earnings Conference Call and Webcast

Today at 9:00 AM (CT) Polaris Inc. will host a conference call and webcast to discuss the 2021 third quarter results released this morning. The call will be hosted by Mike Speetzen, CEO; and Bob Mack, CFO. The earnings presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com. To listen to the conference call by phone, dial 1-877-883-0383 in the U.S., or 1-412-902-6506 internationally. The Conference ID is 8010195. A replay of the conference call will be available by accessing the same link on our website.

About Polaris

As the global leader in Powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. With annual 2020 sales of $7.0 billion, Polaris’ high-quality product line-up includes the Polaris RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; Sportsman® all-terrain off-road vehicles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and deck, cruiser and pontoon boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with parts, garments, and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. www.polaris.com

Forward-looking Statements

Except for historical information contained herein, the matters set forth in this press release, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the severity and duration of the COVID-19 pandemic and the resulting impact on the Company’s business, supply chain, and the global economy; the Company’s ability to successfully implement its manufacturing operations expansion and supply chain initiatives; the Company’s ability to successfully source necessary parts and materials and the ability of the Company to manufacture and deliver products to dealers to meet increasing demand and to bring dealer inventory levels back to optimal levels; the continuation of the increasing consumer demand for the Company’s products; product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; disruptions in manufacturing facilities; acquisition integration costs; product recalls and/or warranty expenses; product rework costs; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; freight and tariff costs (tariff relief or ability to mitigate tariffs); changes to international trade policies and agreements; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy; relationships with dealers and suppliers; and the general overall economic, social and political environment. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

The data source for retail sales figures included in this release is registration information provided by Polaris dealers in North America compiled by the Company or Company estimates and other industry data sources. The Company must rely on information that its dealers supply concerning retail sales, and other retail sales data sources related to Polaris and the powersports industry, and this information is subject to revision. Retail sales references to total Company retail sales includes only ORV, snowmobiles and motorcycles in North America unless otherwise noted. (summarized financial data follows)

CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In Millions, Except Per Share Data) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Sales	$1,959.5	$1,954.6	$6,027.8	$4,871.6
Cost of sales	1,493.9	1,420.0	4,530.3	3,711.4
Gross profit	465.6	534.6	1,497.5	1,160.2
Operating expenses:
Selling and marketing	143.2	135.5	443.3	405.3
Research and development	86.8	77.2	255.1	222.4
General and administrative	91.6	100.6	286.2	267.0
Goodwill and other intangible asset impairments	—	—	—	379.2
Total operating expenses	321.6	313.3	984.6	1,273.9
Income from financial services	11.3	18.1	41.2	63.2
Operating income (loss)	155.3	239.4	554.1	(50.5)
Non-operating expense:
Interest expense	10.8	17.3	33.0	51.4
Other (income) expense, net	0.1	3.2	(5.6)	4.9
Income (loss) before income taxes	144.4	218.9	526.7	(106.8)
Provision for income taxes	29.6	52.0	119.2	(32.9)
Net income (loss)	114.8	166.9	407.5	(73.9)
Net (income) loss attributable to noncontrolling interest	(0.2)	(0.1)	(0.4)	(0.1)
Net income (loss) attributable to Polaris Inc.	$114.6	$166.8	$407.1	$(74.0)

Net income (loss) per share attributable to Polaris Inc. common shareholders:
Basic	$1.88	$2.70	$6.63	$(1.20)
Diluted	$1.84	$2.66	$6.48	$(1.20)
Weighted average shares outstanding:
Basic	61.0	61.9	61.4	61.8
Diluted	62.3	62.8	62.9	61.8

CONSOLIDATED BALANCE SHEETS
(In Millions), (Unaudited)
	September 30, 2021	September 30, 2020

Assets
Current assets:
Cash and cash equivalents	$316.5	$820.6
Trade receivables, net	242.7	241.3
Inventories, net	1,773.6	1,213.5
Prepaid expenses and other	114.3	98.6
Income taxes receivable	0.6	5.7
Total current assets	2,447.7	2,379.7
Property and equipment, net	931.4	865.3
Investment in finance affiliate	31.4	44.9
Deferred tax assets	160.3	186.4
Goodwill and other intangible assets, net	1,053.2	1,087.3
Operating lease assets	165.1	105.8
Other long-term assets	81.2	114.2
Total assets	$4,870.3	$4,783.6
Liabilities and Equity
Current liabilities:
Current portion of debt, finance lease obligations and notes payable	$53.3	$542.1
Accounts payable	928.2	790.7
Accrued expenses:
Compensation	241.3	194.6
Warranties	137.1	140.6
Sales promotions and incentives	76.9	133.1
Dealer holdback	79.7	109.7
Other	255.3	256.6
Current operating lease liabilities	39.4	33.6
Income taxes payable	33.6	38.0
Total current liabilities	1,844.8	2,239.0
Long-term income taxes payable	16.3	21.3
Finance lease obligations	12.7	14.4
Long-term debt	1,457.3	1,307.9
Deferred tax liabilities	4.2	3.5
Long-term operating lease liabilities	128.1	74.2
Other long-term liabilities	181.7	159.3
Total liabilities	$3,645.1	$3,819.6
Deferred compensation	11.5	16.2
Equity:
Total shareholders’ equity	1,211.8	947.5
Noncontrolling interest	1.9	0.3
Total equity	1,213.7	947.8
Total liabilities and equity	$4,870.3	$4,783.6

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions), (Unaudited)

	Nine months ended September 30,
	2021	2020
Operating Activities:
Net income (loss)	$407.5	$(73.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	178.2	190.5
Noncash compensation	45.2	59.4
Noncash income from financial services	(5.7)	(15.0)
Deferred income taxes	17.1	(94.1)
Goodwill and other intangible asset impairments	—	379.2
Changes in operating assets and liabilities:
Trade receivables	8.2	(48.6)
Inventories	(604.0)	(90.4)
Accounts payable	150.1	338.5
Accrued expenses	(95.8)	(19.4)
Income taxes payable/receivable	17.6	51.6
Prepaid expenses and other, net	35.0	(2.1)
Net cash provided by operating activities	153.4	675.7

Investing Activities:
Purchase of property and equipment	(199.3)	(131.8)
Investment in finance affiliate, net	33.7	80.6
Investment in other affiliates, net	—	(2.5)
Net cash used for investing activities	(165.6)	(53.7)

Financing Activities:
Borrowings under debt arrangements / finance lease obligations	1,250.1	1,299.9
Repayments under debt arrangements / finance lease obligations	(1,176.4)	(1,131.6)
Repurchase and retirement of common shares	(411.3)	(49.5)
Cash dividends to shareholders	(115.2)	(114.2)
Proceeds from stock issuances under employee plans	151.7	32.6
Net cash provided by (used for) financing activities	(301.1)	37.2
Impact of currency exchange rates on cash balances	(6.9)	1.4

Net increase (decrease) in cash, cash equivalents and restricted cash	(320.2)	660.6
Cash, cash equivalents and restricted cash at beginning of period	657.5	196.3
Cash, cash equivalents and restricted cash at end of period	$337.3	$856.9

The following presents the classification of cash, cash equivalents and restricted cash within the consolidated balance sheets:
Cash and cash equivalents	$316.5	$820.6
Other long-term assets	20.8	36.3
Total	$337.3	$856.9

NON-GAAP RECONCILIATION OF RESULTS
(In Millions, Except Per Share Data), (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Sales	$1,959.5	$1,954.6	$6,027.8	$4,871.6
Restructuring & realignment (2)	—	(1.2)	—	(2.9)
Adjusted sales	1,959.5	1,953.4	6,027.8	4,868.7

Gross profit	465.6	534.6	1,497.5	1,160.2
Restructuring & realignment (2)	2.1	2.4	6.0	22.5
Adjusted gross profit	467.7	537.0	1,503.5	1,182.7

Income (loss) before taxes	144.4	218.9	526.7	(106.8)
Impairment charges (1)	—	—	—	379.2
Restructuring & realignment (2)	2.7	2.8	6.6	37.5
Intangible amortization (3)	8.5	8.7	25.7	27.4
Class action litigation expenses (4)	0.3	4.7	8.7	12.3
Adjusted income before taxes	155.9	235.1	567.7	349.6

Net income (loss) attributable to Polaris Inc.	114.6	166.8	407.1	(74.0)
Impairment charges (1)	—	—	—	289.0
Restructuring & realignment (2)	2.1	2.0	5.1	28.5
Intangible amortization (3)	6.5	6.8	19.6	20.9
Class action litigation expenses (4)	0.2	3.6	6.6	9.3
Adjusted net income attributable to Polaris Inc. (5)	123.4	179.2	438.4	273.7

Diluted EPS attributable to Polaris Inc.	$1.84	$2.66	$6.48	$(1.20)
Weighted average shares outstanding adjustment (6)	—	—	—	0.02
Impairment charges (1)	—	—	—	4.62
Restructuring & realignment (2)	0.03	0.03	0.08	0.46
Intangible amortization (3)	0.11	0.10	0.31	0.33
Class action litigation expenses (4)	—	0.06	0.10	0.15
Adjusted EPS attributable to Polaris Inc. (5)	$1.98	$2.85	$6.97	$4.38

(1) Represents impairment charges related to goodwill and other intangible assets associated with the Company's Aftermarket segment
(2) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation
(3) Represents amortization expense for acquisition-related intangible assets
(4) Represents adjustments for class action litigation-related expenses
(5) The Company used its estimated statutory tax rate of 23.8% for the non-GAAP adjustments in 2021 and 2020, except for non-deductible items

(6) For the three months ended September 30, 2020, the Company used 62.8 million weighted average shares outstanding to determine Diluted EPS attributable to Polaris Inc. and Adjusted EPS attributable to Polaris Inc. For the nine months ended September 30, 2020, the Company used 61.8 million and 62.5 million weighted average shares outstanding to determine Diluted EPS attributable to Polaris Inc. and Adjusted EPS attributable to Polaris Inc., respectively. The differences are the result of the exclusion of additional outstanding stock options and certain shares issued under the Omnibus Plan from the Diluted EPS attributable to Polaris Inc. calculation because their effect would have been anti-dilutive as a result of the Company's net loss during the year to date period.

NON-GAAP RECONCILIATION OF SEGMENT RESULTS
(In Millions), (Unaudited)
	Three months ended September 30,		Nine months ended September 30,
SEGMENT SALES	2021	2020	2021	2020
ORV/Snow segment sales	$1,208.3	$1,288.8	$3,754.8	$3,065.4
No adjustment	—	—	—	—
Adjusted ORV/Snow segment sales	1,208.3	1,288.8	3,754.8	3,065.4

Motorcycles segment sales	194.4	166.9	571.7	434.8
No adjustment	—	—	—	—
Adjusted Motorcycles segment sales	194.4	166.9	571.7	434.8

Global Adjacent Markets (GAM) segment sales	146.5	106.6	425.4	282.8
No adjustment	—	—	—	—
Adjusted GAM segment sales	146.5	106.6	425.4	282.8

Aftermarket segment sales	226.7	237.2	696.0	646.8
No adjustment	—	—	—	—
Adjusted Aftermarket segment sales	226.7	237.2	696.0	646.8

Boats segment sales	183.6	155.1	579.9	441.8
Restructuring & realignment (1)	—	(1.2)	—	(2.9)
Boats segment sales	183.6	153.9	579.9	438.9

Total sales	1,959.5	1,954.6	6,027.8	4,871.6
Total adjustments	—	(1.2)	—	(2.9)
Adjusted total sales	$1,959.5	$1,953.4	$6,027.8	$4,868.7

	Three months ended September 30,		Nine months ended September 30,
SEGMENT GROSS PROFIT	2021	2020	2021	2020
ORV/Snow segment gross profit	$260.3	$377.8	$952.3	$831.2
No adjustment	—	—	—	—
Adjusted ORV/Snow segment gross profit	260.3	377.8	952.3	831.2

Motorcycles segment gross profit	17.8	15.5	49.7	18.9
Restructuring & realignment (1)	—	—	—	0.7
Adjusted Motorcycles segment gross profit	17.8	15.5	49.7	19.6

Global Adjacent Markets (GAM) segment gross profit	40.9	31.5	115.5	75.2
No adjustment	—	—	—	—
Adjusted GAM segment gross profit	40.9	31.5	115.5	75.2

Aftermarket segment gross profit	60.1	63.7	184.2	157.6
No adjustment	—	—	—	—
Adjusted Aftermarket segment gross profit	60.1	63.7	184.2	157.6

Boats segment gross profit	41.2	33.3	135.0	81.6
Restructuring & realignment (1)	—	0.4	—	11.5
Boats segment gross profit	41.2	33.7	135.0	93.1

Corporate segment gross profit	45.3	12.8	60.8	(4.3)
Restructuring & realignment (1)	2.1	2.0	6.0	10.3
Adjusted Corporate segment gross profit	47.4	14.8	66.8	6.0

Total gross profit	465.6	534.6	1,497.5	1,160.2
Total adjustments	2.1	2.4	6.0	22.5
Adjusted total gross profit	$467.7	$537.0	$1,503.5	$1,182.7

(1) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation

NON-GAAP ADJUSTMENTS
Third Quarter 2021 Results & Full Year Guidance

Restructuring and Realignment Costs

Polaris announced in 2017 that it was making changes to its network to consolidate production and distribution of like products and better leverage plant capacity and embarked on a multi-phase supply chain transformation initiative to continue to leverage its supply chain as a strategic asset. The Company is also executing certain corporate restructuring across the organization to increase efficiency and focus its business including the wind-down of the Rinker, Striper and Larson FX boat brands. For the third quarter of 2021, the Company has recorded combined costs totaling $3 million which was included as a NON-GAAP adjustment.

Intangible amortization related to acquisitions

The Company uses an adjusted net income metric which excludes intangible amortization from all historical business acquisitions. The Company believes this NON-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions the Company completes. For the third quarter of 2021, Polaris recorded $9 million of intangible amortization related to acquisitions as a NON-GAAP adjustment.

2021 Adjusted Guidance

2021 guidance excludes the pre-tax effect of supply chain transformation, restructuring and network realignment costs of approximately $10 million, and approximately $10 million for class action litigation-related expenses. Intangible amortization of approximately $35 million related to all acquisitions has also been excluded. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include restructuring and realignment costs and acquisition integration costs that are difficult to predict in advance in order to include in a GAAP estimate.

Contacts

Investor Contact: Richard Edwards 763-513-3477
Media Contact: Jess Rogers 763-513-3445